EXHIBIT 4.338
Confirmation and Amendment Agreement
dated 1 February 2011
between
BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) III S.à r.l.
SIG COMBIBLOC GROUP AG
(collectively the “Confirming Grantors”)
and
THE BANK OF NEW YORK MELLON
acting as Collateral Agent under the First Lien Intercreditor Agreement (as defined below)
for itself and for the benefit and for the account of the Secured Parties
(the “Collateral Agent”)
relating to
the Swiss law security documents as listed and described in Schedule 1 hereto respectively entered into by the Confirming Grantors and the Collateral Agent acting for itself and for the benefit and for the account of the Secured Parties in connection with the Loan Documents.
The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.
BOREL & BARBEY
Geneva

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THIS CONFIRMATION AND AMENDMENT AGREEMENT is entered into as of the Effective Date (as defined in Clause 2 below) and entered BETWEEN:
(1)	Beverage Packaging Holdings (Luxembourg) III S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg and having its registered office at 6C, rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg, registered in the Luxembourg register of commerce and companies under file number B 128135, having a share capital of EUR 404,969,325;

(2)	SIG Combibloc Group AG, a company limited by shares incorporated under the laws of Switzerland, having its registered office at Laufengasse 18, 8212 Neuhausen am Rheinfall, Switzerland and registered in the Commercial Register of the Canton of Schaffhausen with the federal register number CH-290.3.004.149-2;

(the entities under (1) and (2) collectively, the “Confirming Grantors”; the entity under (2), the “Swiss Confirming Grantor”), on the one part;

and

(3)	The Bank of New York Mellon, having its business address at 1, Wall Street, New York, N.Y. 10286, The United States of America, acting under the First Lien Intercreditor Agreement (as defined below) as Collateral Agent for itself and for the benefit and for the account of the Secured Parties (as defined in the applicable Security Documents) (the “Collateral Agent”), on the other part.
RECITALS
(A)	Pursuant to a credit agreement (the “Credit Agreement”) dated November 5, 2009 made between inter alia Reynolds Group Holdings Inc. (“RGHI”), Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co. KG aA, Closure Systems International Holdings Inc., Closure Systems International B.V., Pactiv Corporation and SIG Austria Holding GmbH as borrowers (“the Borrowers”), Reynolds Group Holdings Limited, certain Confirming Grantors as current guarantors, the lenders from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch (formerly known as Credit Suisse, Cayman Islands Branch), as administrative agent (the “Administrative Agent”), as amended by Amendment No. 1 dated as of January 21, 2010, as further amended by an Amendment No. 2 and Incremental Term Loan

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Assumption Agreement dated as of May 4, 2010 (the “Amendment No. 2”) and as further amended by an Amendment No. 3 and Incremental Term Loan Assumption Agreement dated as of September 30, 2010 (the “Amendment No. 3”) certain facilities were made available to the Borrowers on the terms and conditions thereof.

(B)	Pursuant to a senior secured note indenture dated November 5, 2009 (the “2009 Senior Secured Note Indenture”) as supplemented by various supplemental indentures entered into on or before the date of this Agreement among inter alia Reynolds Group Issuer (Luxembourg) S.A., Reynolds Group Issuer LLC and Reynolds Group Issuer Inc. (collectively, the “Issuers”), the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee (the “Trustee”) certain senior secured notes due 2016 were issued to certain noteholders on the terms and conditions thereof.

(C)	Pursuant to a first lien intercreditor agreement dated November 5, 2009 among The Bank of New York Mellon as collateral agent and as trustee, the Administrative Agent and, among others, the Confirming Grantors, as amended by Amendment No. 1 dated as of January 21, 2010 (which added Wilmington Trust (London) Limited as a collateral agent under the first lien intercreditor agreement) (the “First Lien Intercreditor Agreement”), The Bank of New York Mellon and, later, Wilmington Trust (London) Limited were appointed each as a Collateral Agent (as defined therein) with regard to, among other things, the acquisition, holding and enforcement of Liens on Collateral (both as defined in therein).

(D)	Pursuant to a senior secured note indenture dated October 15, 2010 (the “2010 Senior Secured Note Indenture”) as supplemented by various supplemental indentures entered into on or before the date of this Agreement among inter alia RGHL US Escrow I Inc., RGHL US Escrow I LLC and RGHL Escrow Issuer (Luxembourg) I S.A., the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, certain senior secured notes due 2019 were issued to certain noteholders on the terms and conditions thereof.

(E)	The Credit Agreement, the 2009 Senior Secured Note Indenture, the 2010 Senior Secured Note Indenture and the First Lien Intercreditor Agreement were supplemented several times by means of guarantor joinders to the Credit Agreement (which also provide for the accession to the First Lien Intercreditor Agreement) and supplemental indentures (see also recital (B)) to the 2009 Senior Secured Note Indenture and

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supplemental indentures (see also recital (D)) to the 2010 Senior Secured Note Indenture.

(F)	Pursuant to the Principal Finance Documents, the Parties hereto (and, as applicable, SIG Finanz AG (see recital (J) below) respectively have entered into the Swiss law security documents as listed and described in Schedule 1 hereto (the “Security Documents”) over certain assets respectively owned by the Confirming Grantors in order to secure the performance of the Secured Obligations.

(G)	RGHI, the Borrowers, the Guarantors from time to time party thereto (as defined therein), the Lenders from time to time party thereto, the Incremental U.S. Term Lenders (as defined therein), the other Lenders party thereto and the Administrative Agent, among others, have entered into the Amendment No. 2 relating to the Credit Agreement and pursuant to which (i) the Credit Agreement has been amended to inter alia increase the incremental term facilities from an amount of USD 400,000,000 to an amount of USD 1,550,000,000 and (ii) certain incremental term lenders have agreed to make available incremental term loans in an amount of USD 800,000,000 to the Borrowers.

(H)	RGHI, the Borrowers, the Guarantors from time to time party thereto (as defined therein), the Lenders from time to time party thereto and the Administrative Agent, among others, have entered into the Amendment No. 3 relating to the Credit Agreement and pursuant to which the Credit Agreement has been amended to, inter alia, add an incremental tranche A facility of up to USD 500,000,000 and an incremental tranche D facility of up to USD 1,520,000,000.

(I)	The Confirming Grantors (and SIG Finanz AG), among others, have entered into Swiss law-governed confirmation and amendment agreements dated May 4, 2010 and November 16, 2010 respectively pursuant to which, among other provisions, each of the Confirming Grantors has confirmed that the obligations of the Credit Agreement as amended under the Amendment No. 2 and the Amendment No. 3 respectively and the obligations of the 2010 Senior Secured Note Indenture are also secured by the security interest created by the Security Documents to which it is a party.

(J)	Pursuant to a Swiss statutory merger between SIG Combibloc Group AG and SIG Finanz AG which became effective as of June 15, 2010 (the “Swiss Merger”), all of the rights and obligations of SIG Finanz AG have been assumed by, and transferred to, SIG Combibloc Goup AG by operation of law. Therefore, all confirmations and

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amendments under this Agreement in respect of Security Documents originally entered into by SIG Finanz AG shall be given by SIG Combibloc Group AG, but for (i) the non-accessory Swiss receivables assignment agreement and Swiss bank account assignment agreement to which SIG Finanz AG was a party and which terminated due to the combination of the receivables / bank accounts of SIG Combibloc Group AG with the receivables / bank accounts of the former SIG Finanz AG and (ii) the accessory Swiss share pledge over the shares of SIG Finanz AG to which SIG Combibloc Group AG was a party and which terminated due to the cancellation of the shares of SIG Finanz AG, all as detailed, inter alia, in Schedule 1 hereto.

(K)	Pursuant to a senior secured notes indenture dated on or about the Effective Date (the “February 2011 Senior Secured Notes Indenture”) entered into among inter alia the Issuers and the Trustee, as trustee, principal paying agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, certain senior secured notes due 2021 (the “February 2011 Senior Secured Notes”) were issued by the Issuers to certain noteholders on the terms and conditions thereof.

(L)	On or about the Effective Date, the February 2011 Senior Secured Notes Indenture and any Senior Secured Note Documents (as defined in the February 2011 Senior Secured Notes Indenture) each became an “Additional Agreement” under the First Lien Intercreditor Agreement as a result of the designation of the obligations with respect of the February 2011 Senior Secured Note Indenture and any Senior Secured Note Documents (as defined in the February 2011 Senior Secured Notes Indenture) as “Additional Obligations” under Section 5.02 (c) of the First Lien Intercreditor Agreement (the “February 2011 Senior Secured Notes Designation”). The Swiss Confirming Grantor has consented to the February 2011 Senior Secured Notes Designation in writing in its resolutions of the board of directors approving — inter alia — this Agreement.

In this respect, it should be noted that the definition of “Loan Documents” in each Security Document (which is defined to include the “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement) extends to any “Additional Agreement” (as defined in the First Lien Intercreditor Agreement).

(M)	Concurrently with this Agreement, the Confirming Grantors, among others, have entered into a New York law governed reaffirmation agreement dated as of the date hereof in respect of the non-Swiss law security to which each Confirming Grantor is a party and pursuant to which, among other provisions, each of the Confirming Grantors

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has confirmed and reaffirmed that its respective non-Swiss law security extends to the Additional Obligations as a result of the February 2011 Senior Secured Notes Designation.

(N)	The Confirming Grantors and the Collateral Agent (acting for itself and for the benefit and for the account of the Secured Parties) (collectively, the “Parties” and each a “Party”) have agreed to enter into this Agreement in order to ensure that the Security Documents continue to secure the Secured Obligations and extend to all obligations of the Confirming Grantors in connection with the February 2011 Senior Secured Notes Designation.
NOW IT IS HEREBY AGREED as follows:
1.	DEFINITIONS AND CONSTRUCTION

(a)	Unless defined otherwise herein, capitalized terms and expressions used herein shall have the meaning ascribed to them in the Security Documents.

(b)	The Parties agree that this Agreement shall be deemed a “Security Document” for the purposes of and as defined in the First Lien Intercreditor Agreement (and for no other purpose) and that, accordingly, all rights, duties, privileges, protections, indemnities and benefits of the Collateral Agent set forth in the First Lien Intercreditor Agreement are hereby incorporated by reference.

2.	EFFECTIVE DATE

This Agreement is effective as of the date set forth on its front page (the “Effective Date”).

3.	CONFIRMATION — AMENDMENT

Each Party hereby confirms and agrees that any and all Obligations (as defined in the First Lien Intercreditor Agreement and thus including any and all obligations that are “Additional Obligations” as a result of the February 2011 Senior Secured Notes Designation) constitute “Secured Obligations” as set forth and defined in the Security

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Documents to which it is a party and that, therefore, any and all obligations under or in connection with the February 2011 Senior Secured Notes Indenture and the February 2011 Senior Secured Note Documents (as defined in the February 2011 Senior Secured Notes Indenture), shall also be secured by the security interest created by and pursuant to the Security Documents to which it is a party.

4.	CONTINUITY

Each Party hereby confirms that, notwithstanding the effectiveness of the February 2011 Senior Secured Notes Designation, the February 2011 Senior Secured Notes Indenture and the February 2011 Senior Secured Note Documents (as defined in the February 2011 Senior Secured Notes Indenture), and subject to Legal Reservations (as defined in the Credit Agreement), the Security Documents continue to be in full force and effect, save as amended by this Agreement, and acknowledges that the security constituted by the Security Documents continues to be in full force and effect so as to secure, on a pari passu basis, any and all Secured Obligations (as amended by this Agreement) under or in connection with the February 2011 Senior Secured Notes Indenture, the February 2011 Senior Secured Note Documents (as defined in the February 2011 Senior Secured Notes Indenture) and the other Loan Documents.

For the avoidance of doubt, for Swiss law purposes, the Collateral Agent shall act and shall be deemed to act for the benefit and for the account of each of the Secured Parties, including the Additional Secured Parties (as defined in the First Lien Intercreditor Agreement) as a result of the February 2011 Senior Secured Notes Designation, for the purposes of this Agreement, without any prejudice to the rights and duties laid upon the Collateral Agent under the laws applicable to the Loan Documents.

5.	MISCELLANEOUS

(a)	To the extent permitted under the Principal Finance Documents, this Agreement may not be modified, amended, altered or supplemented, in whole or in part, except by a written agreement signed by all the Parties.

(b)	If any provision of this Agreement is found by any competent authority to be void, invalid or unenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue in full force. In this event, the Agreement shall be construed, and, if necessary, amended in a way to give effect to, or to approximate, or to achieve a result which is as close as legally

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possible to the result intended by the provision hereof determined to be void, illegal or unenforceable.

(c)	The rights of a Party to this Agreement shall not be prejudiced or restricted by any indulgence or forbearance extended to the other Party. A waiver to pursue any breach of contract by a Party shall not operate as a waiver of the respective right or as a waiver to claim any subsequent breach. Any provision of this Agreement may be waived only by a written statement of the waiving Party.

6.	NOTICES

(a)	Each notice or other communication to be given under this Agreement shall be given in writing in English and, unless otherwise provided, shall be made by fax, hand delivery or mail.

(b)	Without prejudice to any other method of service of notices and communications provided by law, any notice or other communication to be given by one Party to another under this Agreement shall (unless one Party has by 5 days’ notice to the other Party specified another address) be given to that other Party, in the case of the Confirming Grantors and the Collateral Agent, at the respective addresses given in section (c) below and shall be effective only when received.

(c)	The addresses are the ones respectively listed in the relevant “Notices” provisions of the applicable Security Documents.

7.	FURTHER ASSURANCE

Subject to the Agreed Security Principles, the Confirming Grantors shall, at their own expense, promptly, do all acts and execute all documents that are reasonably required or requested by the Collateral Agent in connection with and for the purpose of the exercise of the rights of the Collateral Agent hereunder or under any of the Security Documents.

8.	GOVERNING LAW AND JURISDICTION

(a)	This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland (without regard to the International Private Law provisions thereof).

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(b)	Any and all litigation to which this Agreement may give rise shall be subject to the exclusive jurisdiction of the competent authorities and the Commercial Court of the Canton of Zurich (“Handelsgericht”), with reservation of the right of appeal to the Swiss Federal Court in Lausanne. The Parties submit to the jurisdiction of said authorities and Courts.

9.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK
THE FOLLOWING PAGES ARE THE SIGNATURE PAGES

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BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) III S.à r.l.
By:	/s/ Karen Mower
	Name:	Karen Mower
	Title:	Authorised Signatory

SIG COMBIBLOC GROUP AG
By:	/s/ Karen Mower
	Name:	Karen Mower
	Title:	Attorney
BANK OF NEW YORK MELLON, by
as Collateral Agent for itself and for the benefit and for the account of the Secured Parties

By:	/s/ Catherine Donohue
	Name:	Catherine Donohue
	Title:	Vice President

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SCHEDULE 1
Security Documents
“Security Documents” means the following Swiss law governed agreements (each of the Security Documents individually a “Security Document”) between the Confirming Grantors and the Collateral Agent and each as amended and/or confirmed prior to the Effective Date:
Pledge of registered shares dated November 5, 2009 and entered into between Beverage Packaging Holdings (Luxembourg) III S.à r.l. as pledgor and The Bank of New York Mellon acting as collateral agent for itself and for the benefit and for the account of the secured parties and as pledgee and relating to the pledge of shares of SIG Combibloc Group AG.
Assignment of bank accounts dated November 5, 2009 and entered into between SIG Combibloc Group AG as assignor and The Bank of New York Mellon acting as collateral agent for itself and for the benefit and for the account of the secured parties and as assignee.
Receivables assignment dated November 5, 2009 and entered into between SIG Combibloc Group AG as assignor and The Bank of New York Mellon acting as collateral agent for itself and for the benefit and for the account of the secured parties and as assignee.
Pledge of registered shares dated December 2, 2009 and entered into between SIG Combibloc Group AG as pledgor and The Bank of New York Mellon acting as collateral agent for itself and for the benefit and for the account of the secured parties and as pledgee and relating to the pledge of shares of SIG Combibloc Procurement AG.
Pledge of registered shares dated November 5, 2009 and entered into between SIG Finanz AG as pledgor and The Bank of New York Mellon acting as collateral agent for itself and for the benefit and for the account of the secured parties and as pledgor and relating to the pledge of shares of SIG Schweizerische Industrie-Gesellschaft AG, to which, due to the Swiss Merger, SIG Combibloc Group AG is now a party.
Pledge of registered shares dated November 5, 2009 and entered into between SIG Finanz AG as pledgor and The Bank of New York Mellon acting as collateral agent for itself and for the benefit and for the account of the secured parties and as pledgee and relating to the pledge of shares of SIG Combibloc (Schweiz) AG, to which, due to the Swiss Merger, SIG Combibloc Group AG is now a party.
Pledge of registered shares dated November 5, 2009 and entered into between SIG Finanz AG as pledgor and The Bank of New York Mellon acting as collateral agent for itself and for the benefit and for the account of the secured parties and as pledgee and relating to the pledge of shares of SIG allCap AG, to which, due to the Swiss Merger, SIG Combibloc Group AG is now a party.

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Pledge of registered shares dated November 5, 2009 and entered into between SIG Finanz AG as pledgor and The Bank of New York Mellon acting as collateral agent for itself and for the benefit and for the account of the secured parties and as pledgee and relating to the pledge of shares of SIG Technology AG, to which, due to the Swiss Merger, SIG Combibloc Group AG is now a party.
Pledge of intellectual property rights dated November 5, 2009 and entered into between SIG Finanz AG as pledgor and The Bank of New York Mellon acting as collateral agent for itself and for the benefit and for the account of the secured parties and as pledge, to which, due to the Swiss Merger, SIG Combibloc Group AG is now a party.
Pledge of registered shares dated January 29, 2010 and entered into between SIG Finanz AG as pledgor and The Bank of New York Mellon acting as collateral agent for itself and for the benefit and for the account of the secured parties and as pledgee and relating to the pledge of shares of SIG Reinag AG, to which, due to the Swiss Merger, SIG Combibloc Group AG is now a party.